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Exhibit 8.1

Baker Botts L.L.P.
One Shell Plaza
910 Louisiana
Houston, Texas 77002

November 4, 2002

Crosstex Energy, L.P.
2501 Cedar Springs, Suite 600
Dallas, Texas 75201

        Re: Crosstex Energy, L.P.—Registration Statement on Form S-1

        We have acted as counsel to Crosstex Energy, L.P., a Delaware limited partnership (the "Partnership"), and to the general partner of the Partnership in connection with the offer and sale of common units in the Partnership pursuant to a Registration Statement on Form S-1 (File No. 333-97779) as amended (the "Registration Statement").

        We hereby confirm as our opinion the statements that appear under the caption "Material Tax Consequences" in the Registration Statement and that are identified therein as our opinion subject to the assumptions, qualifications and limitations set forth therein as to such opinions.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption "Material Tax Consequences." This consent does not constitute an admission that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities Exchange Commission thereunder.

Very truly yours,
/s/ BAKER BOTTS L.L.P.

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  Exhibit 8.1